EXHIBIT 10.35
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          This Agreement is made as of December 30, 2008, (this “Agreement”) by and between First Solar, Inc., a Delaware corporation having its principal office at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 (hereinafter “Employer”) and Jens Meyerhoff (hereinafter “Employee”).
WITNESSETH:
          WHEREAS, Employer and Employee wish to amend and restate the Employment Agreement dated October 31, 2006 between Employer and Employee (the “Prior Employment Agreement”) and enter into this Agreement relating to the employment of Employee by Employer.
          NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, Employer and Employee hereby agree as follows:
ARTICLE I. Employment
1.1 At-Will Nature of Employment. Employer hereby employs Employee as a full-time, at-will employee, and Employee hereby accepts employment with Employer as a full-time, at-will employee. Employer or Employee may terminate this Agreement at any time and for any reason, with or without cause and with or without notice, subject to the provisions of this Agreement.
1.2 Position and Duties of Employee. Employer hereby employs Employee in the initial capacity of Chief Financial Officer and Employee hereby accepts such position. Employee agrees to diligently and faithfully perform such duties as may from time to time be assigned to Employee by the Chief Executive Officer. Employee recognizes the necessity for established policies and procedures pertaining to Employer’s business operations, and Employer’s right to change, revoke or supplement such policies and procedures at any time, in Employer’s sole discretion. Employee agrees to comply with such policies and procedures, including those contained in any manuals or handbooks, as may be amended from time to time in the sole discretion of Employer.
1.3 No Salary or Benefits Continuation Beyond Termination. Except as may be required by law or as otherwise specified in this Agreement or the Change in Control Severance Agreement between Employer and Employee, attached hereto as Exhibit A or as may be amended from time to time (the “Change in Control Agreement”), Employer shall not be liable to Employee for any salary or benefits continuation beyond the date of Employee’s cessation of employment with Employer. The rights and obligations of the parties under the provisions of this Agreement, including Sections 1.3, 1.5 and 4.1, shall survive and remain binding and enforceable, notwithstanding the termination of Employee’s employment for any reason, to the extent necessary to preserve the intended benefits of such provisions.

1.4 Termination of Employment. Employee’s employment with Employer shall terminate upon the earliest of: (a) Employee’s death; (b) unless waived by Employer, Employee’s “Disability”, (which for purposes of this Agreement, shall mean either a physical or mental condition (as determined by a qualified physician mutually agreeable to Employer and Employee) which renders Employee unable, for a period of at least six (6) months, effectively to perform the obligations, duties and responsibilities of Employee’s employment with Employer); (c) the termination of Employee’s employment by Employer for Cause (as hereinafter defined); (d) Employee’s resignation; and (e) the termination of Employee’s employment by Employer without Cause. As used herein, “Cause” shall mean the Employer’s good faith determination of: (i) Employee’s dishonest, fraudulent or illegal conduct relating to the business of Employer; (ii) Employee’s willful breach or habitual neglect of Employee’s duties or obligations in connection with Employee’s employment; (iii) Employee’s misappropriation of Employer funds; (iv) Employee’s conviction of a felony or any other criminal offense involving fraud or dishonesty, whether or not relating to the business of Employer or Employee’s employment with Employer; (v) Employee’s excessive use of alcohol; (vi) Employee’s use of controlled substances or other addictive behavior; (vii) Employee’s unethical business conduct; (viii) Employee’s breach of any statutory or common law duty of loyalty to Employer; or (ix) Employee’s material breach of this Agreement, the Non-Competition and Non-Solicitation Agreement between Employer and Employee dated October 31, 2006, attached hereto as Exhibit B, or as may be amended from time to time (the “Non-Competition Agreement”), the Confidentiality and Intellectual Property Agreement between Employer and Employee dated October 31, 2006, attached hereto as Exhibit C, or as may be amended from time to time (the “Confidentiality Agreement”) or the Change in Control Agreement. Upon termination of Employee’s employment with Employer for any reason, Employee will promptly return to Employer all materials in any form acquired by Employee as a result of such employment with Employer and all property of Employer.
1.5 Severance Payments and Vacation Pay.
          (a) Vacation Pay in the Event of a Termination of Employment. In the event of the termination of Employee’s employment with Employer for any reason, Employee shall be entitled to receive, in addition to the Severance Payments described in Section 1.5(b) below, if any, the dollar value of any earned but unused (and unforfeited) vacation. Such dollar value shall be paid to Employee within fifteen (15) days following the date of termination of employment.
          (b) Severance Payments in the Case of a Termination Without Cause
               (i) Severance Payments. If Employee’s employment is terminated by Employer without Cause then, (A) subject to the Change in Control Agreement, (B) Employee’s satisfaction of the Release Condition described in Section 1.5(b)(ii) below, and (C) Employee’s mitigation obligation described in Section 1.5(b)(iii) below, Employee shall be entitled to continuation of Employee’s Base Salary (as defined in Section 2.1) (such salary continuation, the “Severance Payments”) for a period of 18 months (which period shall commence on the thirty- sixth (36th) day following the Termination Date) in accordance with Employer’s regular payroll practices and procedures.

               (ii) Release Condition. Notwithstanding anything to the contrary herein, no Severance Payments shall be due or made to Employee hereunder unless, (i) Employee shall have executed and delivered a general release in favor of Employer and its affiliates, (which release shall be submitted to Employee for his review by the date of Employee’s termination of employment (or shortly thereafter), be substantially in the form of the Separation Agreement and Release attached hereto as Exhibit D and otherwise be satisfactory to Employer) and (ii) unless the Release Effective Date shall have occurred on or before the thirty-sixth (36th) day following the Termination Date. The “Release Effective Date” shall be the date the general release becomes effective and irrevocable.
               (iii) Mitigation. Severance Payments shall be reduced by any compensation that Employee earns from employment during the eighteen (18) months following such termination of employment. Severance Payments shall be subject to any applicable tax withholding. Employee agrees to notify Employer of the amounts of such compensation earned.
          (c) Medical Insurance. In the event of the termination of Employee’s employment with Employer without Cause, Employer will provide or pay for Employee’s medical insurance benefit, at the same or a comparable level as provided by Employer during Employee’s employment, for eighteen (18) months after such termination. Except as permitted by Section 409A (as defined below), the continued benefits provided to Employee pursuant to this Section 1.5(c) during any calendar year will not affect the continued benefits to be provided to Employee pursuant to this Section 1.5(c) in any other calendar year.
          (d) Equity Award Vesting. In the event of (i) the termination of Employee’s employment with Employer due to Employee’s death, (ii) the termination of Employee’s employment with Employer due to Disability, or (iii) the termination of Employee’s employment by Employer without Cause, Employee shall on the date of such termination of employment immediately receive an additional twelve (12) months’ vesting credit with respect to the stock options, stock appreciation rights, restricted stock and other equity or equity-based compensation of the Employer granted to Employee in the course of his employment with Employer under this Agreement (collectively, “Equity Awards”). The shares of Employer underlying any restricted stock units that become vested pursuant to this Section 1.5(d) shall be payable on the vesting date. Any of Employee’s stock options and stock appreciation rights that become vested pursuant to this Section 1.5(d) shall be exercisable immediately upon vesting, and any such stock options and stock appreciation rights and any of Employee’s stock options and stock appreciation rights that are otherwise vested and exercisable as of Employee’s termination of employment shall remain exercisable for one (1) year and ninety (90) days following Employee’s termination of employment (or such longer period as shall be provided by the applicable award agreement), provided that, if during such period Employee is under any trading restriction due to a lockup agreement or closed trading window such period shall be tolled during the period of such trading restriction, and provided, further, that in no event shall any stock option or stock appreciation right continue to be exercisable after the original expiration date of such stock option or stock appreciation right. If the terms of this Agreement are contrary to or conflict with the terms of any document or agreement addressing or governing the Equity Awards, the terms of this Agreement shall apply except that no provision in this Agreement shall operate to extend the term of any stock option or stock appreciation right beyond its original expiration date.
          (e) Relocation. In the event of the termination of Employee’s employment with Employer without Cause prior to December 31, 2009, Employer shall also reimburse Employee for costs reasonably incurred by Employee in moving Employee’s residence from Phoenix to another location until the later of (a) twelve (12) months after such termination or (b) December 31, 2010 on a basis analogous to the policy in Employer’s relocation memorandum attached hereto as Exhibit E (the “Relocation Memo”); provided, however, that any reimbursements under this Section shall be made promptly and no later than the end of the calendar year following the calendar year in which the reimbursed expenses are incurred, (ii) the amount eligible for reimbursement under this Section in any calendar year shall not affect the amount eligible for reimbursement in another calendar year, (iii) no right to reimbursement under this Section shall be subject to liquidation or exchange for any other payment or benefit, and (iv) no tax gross up payments shall be made by Employer under this Section after the end of the calendar year following the calendar year in which the related taxes are remitted.
ARTICLE II. Compensation
2.1 Base Salary. Employee shall be compensated at an annual base salary of three hundred thousand seventy six two hundred dollars ($376,200) (the “Base Salary”) while Employee is employed by Employer under this Agreement, subject to such annual increases that Employer may in its sole discretion determine to be appropriate. Such Base Salary shall be paid in accordance with Employer’s standard policies and shall be subject to applicable tax withholding.
2.2 Annual Bonus Eligibility. Employee shall be eligible to receive an annual bonus of up to seventy percent (70%) of Employee’s Base Salary, based upon individual and company performance, as determined by Employer in its sole discretion. The specific bonus eligibility and the standards for earning a bonus will be developed by Employer and communicated to Employee as soon as practicable after the beginning of each year.
2.3 Benefits. Employee also shall be eligible to receive all benefits as are available to similarly situated employees of Employer generally, and any other benefits which Employer may in its sole discretion elect to grant to Employee. Employee has the right to select his own medical insurance plan in lieu of Employer’s benefit program. If such right is exercised Employer agrees to reimburse Employee all cost under such plan up to the amount that Employer incurs under any of its benefit plans. In addition, Employee shall be entitled to four (4) weeks paid vacation per year, which shall be accrued in accordance with Employer’s policies applicable to similarly situated employees of the Employer.

2.4 Reimbursement of Business Expenses. Employee may incur reasonable expenses in the course of employment hereunder for which Employee shall be eligible for reimbursement or advances in accordance with Employer’s standard policy therefor.
2.5 Location. The position will be based in Tempe, Arizona.
ARTICLE III. Absence of Restrictions
          Employee hereby represents and warrants that Employee has full power, authority and legal right to enter into this Agreement and to carry out all obligations and duties hereunder and that the execution, delivery and performance by Employee of this Agreement will not violate or conflict with, or constitute a default under, any agreements or other understandings to which Employee is a party or by which Employee may be bound or affected, including any order, judgment or decree of any court or governmental agency.
ARTICLE IV. Miscellaneous
4.1 Withholding. Any payments made under this Agreement shall be subject to applicable federal, state and local tax reporting and withholding requirements.
4.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws. Any judicial action commenced relating in any way to this Agreement including, the enforcement, interpretation, or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Maricopa County, Arizona. The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury. The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible. Each party’s agreements in this Section 4.2 are made in consideration of the other party’s agreements in this Section 4.2, as well as in other portions of this Agreement.
4.3 No Waiver. The failure of Employer or Employee to insist in any one or more instances upon performance of any terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such terms, covenants or conditions.
4.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, delivered by facsimile transmission or by courier or mailed, registered or certified mail, postage prepaid as follows:

If to Employer:	First Solar, Inc.
350 West Washington Street
Suite 600

Tempe, Arizona 85281
Attention: Corporate Secretary

If to Employee:	To Employee’s then current address on file with Employer
or at such other address or addresses as any such party may have furnished to the other party in writing in a manner provided in this Section 4.4.
4.5 Assignability and Binding Effect. This Agreement is for personal services and is therefore not assignable by Employee. This Agreement may be assigned by Employer to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns, heirs, executors and legal representatives. If there shall be a successor to Employer or Employer shall assign this Agreement, then as used in this Agreement, (a) the term “Employer” shall mean Employer as hereinbefore defined and any successor or any permitted assignee, as applicable, to which this Agreement is assigned and (b) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any successor or any permitted assignee, as applicable, to which this Agreement is assigned.
4.6 Entire Agreement. This Agreement, the Change in Control Agreement, the Non-Competition Agreement and the Confidentiality Agreement set forth the entire agreement between Employer and Employee regarding the terms of Employee’s employment and supersedes all prior agreements between Employer and Employee covering the terms of Employee’s employment (including the Prior Employment Agreement), except that the terms of the Prior Employment Agreement regarding Employee’s stock option grant (in Section 2.5 and Annex 1 of the Prior Employment Agreement) shall remain in effect until Employer fully performs its obligations thereunder. This Agreement may not be amended or modified except in a written instrument signed by Employer and Employee identifying this Agreement and stating the intention to amend or modify it.
4.7 Severability. If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement are for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language, including reducing any time or geographic area, so as to render them valid and enforceable to the fullest extent allowed by law. If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law. Employer and Employee agree that the invalidity or unenforceability of any provision of this Agreement shall not affect the remainder of this Agreement.
4.8 Construction. As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

ARTICLE V. Section 409A
5.1 In General. It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (collectively, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
5.2 No Alienation, Set-offs, Etc. Neither Employee nor any creditor or beneficiary of Employee shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Employer or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Employer Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of Employee under any Employer Plan may not be reduced by, or offset against, any amount owing by Employee to Employer or any of its affiliates.
5.3 Possible Six-Month Delay. If, at the time of Employee’s separation from service (within the meaning of Section 409A), (a) Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Employer from time to time) and (b) Employer shall make a good faith determination that an amount payable under an Employer Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Employer (or an affiliate thereof, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.
5.4 Treatment of Installments. For purposes of Section 409A, each of the installments of continued Base Salary referred to in Section 1.5(b) shall be deemed to be a separate payment as permitted under Treas. Reg. Sec. 1.409A-2(b)(2)(iii).

     IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by one of its duly authorized officers and Employee has individually executed this Agreement, each intending to be legally bound, as of the date first above written.

EMPLOYEE:

/s/ Jens Meyerhoff

Jens Meyerhoff

EMPLOYER:

FIRST SOLAR, INC.

By:	/s/ Carol Campbell

Name Printed: Carol Campbell
Title: Vice President, Human Resources

Exhibit A
     CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) dated as of October 31, 2006, between First Solar, Inc., a Delaware corporation (the “Company”), and Jens Meyerhoff (the “Executive”), and amended and restated as of December 30, 2008.
               WHEREAS the Executive is a skilled and dedicated employee of the Company who has important management responsibilities and talents that benefit the Company;
               WHEREAS the Board of Directors of the Company (the “Board”) considers it essential to the best interests of the Company and its stockholders to assure that the Company and its subsidiaries will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below); and
               WHEREAS the Board believes that it is imperative to diminish the distraction of the Executive inherently present by virtue of the uncertainties and risks created by the circumstances surrounding a Change in Control and to ensure the Executive’s full attention to the Company and its subsidiaries during such a period of uncertainty;
               NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
               SECTION 1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
               (a) “280G Gross-Up Payment” shall have the meaning set forth in Section 5(a).
               (b) “Accounting Firm” shall have the meaning set forth in Section 5(b).
               (c) “Accrued Rights” shall have the meaning set forth in Section 4(a)(iv).
               (d) “Affiliate(s)” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
               (e) “Annual Base Salary” shall mean the greater of the Executive’s annual rate of base salary in effect (i) immediately prior to the Change in Control Date and (ii) immediately prior to the Termination Date.
               (f) “Annual Bonus” shall mean the target annual cash bonus the Executive is eligible to earn (assuming 100% fulfillment of all elements of the formula under which such bonus would have been calculated) for the year in which the Termination Date occurs.

               (g) “Bonus Amount” means, as of the Termination Date, the greater of (i) the Annual Bonus and (ii) the average annual cash bonuses payable to the Executive in respect of any of the three calendar years immediately preceding the Termination Date.
               (h) “Cause” means the occurrence of any one of the following:
          (i) the Executive is convicted of, or pleads guilty or nolo contendere to, (A) a misdemeanor involving moral turpitude or misappropriation of the assets of the Company or a Subsidiary or (B) any felony (or the equivalent of such a misdemeanor or felony in a jurisdiction outside of the United States);
          (ii) the Executive commits one or more acts or omissions constituting gross negligence, fraud or other gross misconduct that the Company reasonably and in good faith determines has a materially detrimental effect on the Company;
          (iii) the Executive continually and willfully fails, for at least 14 days following written notice from the Company, to perform substantially the Executive’s employment duties (other than as a result of incapacity due to physical or mental illness or after delivery by the Executive of a Notice of Termination for Good Reason); or
          (iv) the Executive commits a gross violation of any of the Company’s material policies (including the Company’s Code of Business Conduct and Ethics, as in effect from time to time) that the Company reasonably and in good faith determines is materially detrimental to the best interests of the Company.
               The termination of employment of the Executive for Cause shall not be effective unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive is guilty of the conduct described in clause (i), (ii), (iii) or (iv) above and specifying the particulars thereof in detail.
               (i) “Change in Control” means the occurrence of any of the following:
          (i) individuals who, as of the date of this Agreement, were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose appointment or election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose assumption of office after the date of this Agreement occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”) other than the Board or any Specified Shareholder;
          (ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable in connection with such transaction (each of the transactions referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) a sale or other disposition of all or substantially all the assets of the Company (a “Sale”), unless, immediately following such Reorganization or Sale, (1) all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of shares of the Company’s common stock or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (such securities, the “Company Voting Securities”) beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of such Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company or a Subsidiary), (2) no Person (excluding (x) any employee benefit plan (or related trust) sponsored or maintained by the Continuing Entity or any corporation or other entity controlled by the Continuing Entity and (y) any Specified Shareholder) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities of the Continuing Entity and (3) at least a majority of the members of the board of directors or other governing body of the Continuing Entity were Incumbent Directors at the time of the execution of the definitive agreement providing for such Reorganization or Sale or, in the absence of such an agreement, at the time at which approval of the Board was obtained for such Reorganization or Sale;
          (iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a transaction or series of transactions described in Section 1(i)(ii) that does not otherwise constitute a Change in Control; or
          (iv) any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than any Specified Shareholder becomes the beneficial owner, directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company Voting Securities that is equal to or greater than the greater of (x) 20% and (y) the percentage of the combined voting power of the Company Voting Securities beneficially owned directly or indirectly by all the Specified Shareholders at such time; provided, however, that for purposes of this Section 1(i)(iv) only (and not for purposes of Sections 1(i)(i) through (iii)), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Subsidiary, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities or (D) any acquisition pursuant to a Reorganization or Sale that does not constitute a Change in Control for purposes of Section 1(i)(ii).
               (j) “Change in Control Date” means the date on which a Change in Control occurs.
               (k) “COBRA” shall have the meaning set forth in Section 4(a)(iii).
               (l) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
               (m) “Company Voting Securities” shall have the meaning set forth in Section 1(i)(ii).
               (n) “Continuing Entity” shall have the meaning set forth in Section 1(i)(ii).
               (o) “Disability” shall have the meaning set forth in Section 4(b)(ii).
               (p) “Effective Date” shall have the meaning set forth in Section 2.
               (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.
               (r) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax.
               (s) “Executive Tax Year” shall have the meaning set forth in Section 4(a)(iii).

               (t) “Good Reason” means, without the Executive’s express written consent, the occurrence of any one or more of the following:
               (i) any material reduction in the authority, duties or responsibilities held by the Executive immediately prior to the Change in Control Date, but excluding for this purpose an inadvertent reduction not occurring in bad faith and which is remedied by the Company within ten business days after receipt of notice thereof given by the Executive;
               (ii) any material reduction in the annual base salary or annual incentive opportunity of the Executive as in effect immediately prior to the Change in Control Date, other than an inadvertent reduction not occurring in bad faith and which is remedied by the Company within ten business days after receipt of notice thereof given by the Executive;
               (iii) any change of the Executive’s principal place of employment to a location more than 50 miles from the Executive’s principal place of employment immediately prior to the Change in Control Date;
               (iv) any failure of the Company to pay the Executive any compensation when due (other than an inadvertent failure that is remedied within ten business days after receipt of written notice thereof given by the Executive);
               (v) delivery by the Company or any Subsidiary of a written notice to the Executive of the intent to terminate the Executive’s employment for any reason, other than Cause or Disability, in each case in accordance with this Agreement, regardless of whether such termination is intended to become effective during or after the Protection Period; or
               (vi) any failure by the Company to comply with and satisfy the requirements of Section 10(c).
               The Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. A termination of employment by the Executive for Good Reason for purposes of this Agreement shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provisions of this Agreement on which the Executive relied, provided that such notice must be delivered to the Company no later than three months after the occurrence of the event or events constituting Good Reason. Unless the parties agree otherwise, a termination of employment by the Executive for Good Reason shall be effective on the 30th day following the date when the Notice of Termination for Good Reason is given, unless the Company elects to treat such termination as effective as of an earlier date; provided, however, that so long as an event that constitutes Good Reason occurs during the Protection Period and the Executive delivers the Notice of Termination for Good Reason at any time prior to the earlier of the end of the six-month period following the occurrence of such event, for purposes of the payments, benefits and other entitlements set forth herein, the termination of the Executive’s employment pursuant thereto shall be deemed to occur during the Protection Period.
               (u) “Incumbent Directors” shall have the meaning set forth in Section 1(i)(i).
               (v) “Notice of Termination for Good Reason” shall have the meaning set forth in Section 1(t).
               (w) “Payment” means any payment, benefit or distribution (or combination thereof) by the Company, any of its Affiliates or any trust established by the Company or its Affiliates, to or for the benefit of the Executive, whether paid, payable, distributed, distributable or provided pursuant to this Agreement or otherwise, including any payment, benefit or other right that constitutes a “parachute payment” within the meaning of Section 280G of the Code.
               (x) “Person” shall have the meaning set forth in Section 1(i)(i).
               (y) “Protection Period” means the period commencing on the Change in Control Date and ending on the second anniversary thereof.
               (z) “Qualifying Termination” means any termination of the Executive’s employment (i) by the Company, other than for Cause, death or Disability, that is effective (or with respect to which the Executive is given written notice) during the Protection Period, (ii) by the Executive for Good Reason during the Protection Period or (iii) by the Company that is effective prior to the Change in Control Date, other than for Cause, death or Disability, at the request or direction of a third party who took action that caused, or is involved in or a party to, a Change in Control.
               (aa) “Release” shall have the meaning set forth in Section 4(a)(vi).
               (bb) “Release Effective Date” shall mean the date the Release becomes effective and irrevocable.
               (cc) “Reorganization” shall have the meaning set forth in Section 1(i)(ii).
               (dd) “Safe Harbor Amount” shall have the meaning set forth in Section 5(a).
               (ee) “Sale” shall have the meaning set forth in Section 1(i)(ii).
               (ff) “Specified Shareholder” shall mean any of (i) the Estate of John T. Walton and its beneficiaries, (ii) JCL Holdings, LLC and its beneficiaries, (iii) Michael J. Ahearn and any of his immediate family, (iv) any Person directly or indirectly controlled by any of the foregoing and (v) any trust for the direct or indirect benefit of any of the foregoing.

               (gg) “Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.
               (hh) “Successor” shall have the meaning set forth in Section 10(c).
               (ii) “Termination Date” means the date on which the termination of the Executive’s employment, in accordance with the terms of this Agreement, is effective, provided that in the event of a Qualifying Termination described in clause (iii) of the definition thereof, the Termination Date shall be deemed to be the Change in Control Date.
               (jj) “Underpayment” shall have the meaning set forth in Section 5(b).
               SECTION 2. Effectiveness and Term. This Agreement was originally effective on November 17, 2006 (the “Effective Date”). This Agreement shall remain in effect until the third anniversary of the Effective Date, except that, beginning on the second anniversary of the Effective Date and on each anniversary thereafter, the term of this Agreement shall be automatically extended for an additional one-year period, unless the Company or the Executive provides the other party with 60 days’ prior written notice before the applicable anniversary that the term of this Agreement shall not be so extended. Notwithstanding the foregoing, in the event of a Change in Control during the term of this Agreement (whether the original term or the term as extended), this Agreement shall not thereafter terminate, and the term hereof shall be extended, until the Company and its Subsidiaries have performed all their obligations hereunder with no future performance being possible; provided, however, that this Agreement shall only be effective with respect to the first Change in Control that occurs during the term of this Agreement.
               SECTION 3. Impact of a Change in Control on Equity Compensation Awards. Effective as of the Change in Control Date, notwithstanding any provision to the contrary, other than any such provision which expressly provides that this Section 3 of this Agreement does not apply (which provision shall be given full force and effect), in any of the Company’s equity-based, equity-related or other long-term incentive compensation plans, practices, policies and programs (including the Company’s 2003 Unit Option Plan and the Company 2006 Omnibus Incentive Compensation Plan) or any award agreements thereunder, (a) all outstanding stock options, stock appreciation rights and similar rights and awards then held by the Executive that are unexercisable or otherwise unvested shall automatically become fully vested and immediately exercisable, as the case may be, (b) all outstanding equity-based, equity-related and other long-term incentive awards then held by the Executive that are subject to performance-based vesting criteria shall automatically become fully vested and earned at a deemed performance level equal to the maximum performance level with respect to such awards and (c) all other outstanding equity-based, equity-related and long-term incentive awards, to the extent not covered by the foregoing clause (a) or (b), then held by the Executive that are unvested or subject to restrictions or forfeiture shall automatically become fully vested and all restrictions and forfeiture provisions related thereto shall lapse.

               SECTION 4. Termination of Employment. (a) Qualifying Termination. In the event of a Qualifying Termination, the Executive shall be entitled, subject to Section 4(a)(vi), to the following payments and benefits:
               (i) Severance Pay. The Company shall pay the Executive an amount equal to two times the sum of (A) the Executive’s Annual Base Salary (without regard to any reduction giving rise to Good Reason) and (B) the Bonus Amount, in a lump-sum payment payable on the tenth business day after the Release Effective Date; provided, however, that such amount shall be paid in lieu of, and the Executive hereby waives the right to receive, any other cash severance payment relating to salary or bonus continuation the Executive is otherwise eligible to receive upon termination of employment under any severance plan, practice, policy or program of the Company or any Subsidiary.
               (ii) Prorated Annual Bonus. The Company shall pay the Executive an amount equal to the product of (A) the Executive’s Annual Bonus and (B) a fraction, the numerator of which is the number of days in the Company’s fiscal year containing the Termination Date that the Executive was employed by the Company or any Affiliate, and the denominator of which is 365, in a lump-sum payment on the tenth business day after the Release Effective Date.
               (iii) Continued Welfare Benefits. The Company shall, at its option, either (A) continue to provide medical, life insurance, accident insurance and disability benefits to the Executive and the Executive’s spouse and dependents at least equal to the benefits provided by the Company and its Subsidiaries generally to other active peer executives of the Company and its Subsidiaries, or (B) pay Executive the cost of obtaining equivalent coverage, in the case of each of clauses (A) and (B), for a period of time commencing on the Termination Date and ending on the date that is eighteen (18) months after the Termination Date; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Any provision of benefits pursuant to this Section 4(a)(iii) in one (1) tax year of the Executive (the “Executive Tax Year”) shall not affect the amount of such benefits to be provided in any other Executive Tax Year. The right to such benefits shall not be subject to liquidation or exchange for any other benefit. Executive agrees to make (and to cause his dependents to make) a timely election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to the extent requested by Employer, to facilitate Employer’s provision of continuation coverage.
               (iv) Accrued Rights. The Executive shall be entitled to (A) payments of any unpaid salary, bonuses or other amount earned or accrued through the Termination Date and reimbursement of any unreimbursed business expenses incurred through the Termination Date, (B) any payments explicitly set forth in any other benefit plans, practices, policies and programs in which the Executive participates, and (C) any payments the Company is or becomes obligated to make pursuant to Sections 5, 7 and 12

(the rights to such payments, the “Accrued Rights”). The Accrued Rights payable pursuant to Section 4(a)(iv)(A) and Section 4(a)(iv)(B) shall be payable on their respective otherwise scheduled payment dates, provided that any amounts payable in respect of accrued but unused vacation shall be paid in a lump sum within 15 days following the Termination Date. The Accrued Rights payable pursuant to Section 4(a)(iv)(C) shall be payable at the times set forth in the applicable Section hereof.
               (v) Outplacement. The Company shall reimburse the Executive for individual outplacement services to be provided by a firm of the Executive’s choice or, at the Executive’s election, provide the Executive with the use of office space, office supplies, and secretarial assistance satisfactory to the Executive. The aggregate expenditures of the Company pursuant to this paragraph shall not exceed $20,000. Notwithstanding anything to the contrary in this Agreement, the outplacement benefits under this Section 4(a)(v) shall be provided to the Executive for no longer than the one-year period following the Termination Date, and the amount of any outplacement benefits or office space, office supplies and secretarial assistance provided to the Executive in any Executive Tax Year shall not affect the amount of any such outplacement benefits or office space, office supplies and secretarial assistance provided to the Executive in any other Executive Tax Year.
               (vi) Release of Claims. Notwithstanding any provision of this Agreement to the contrary, unless on or prior to the tenth (10th) business day prior to March 15 of the year following the year in which the Termination Date occurs, the Executive has executed and delivered a Separation Agreement and Release (the “Release”) substantially in the form of Exhibit A to the employment agreement between the Executive and the Company and the Release Effective Date shall have occurred, (A) no payments shall be paid or made available to the Executive under Section 4(a)(i) or 4(a)(ii), (B) the Company shall be relieved of all obligations to provide or make available any further benefits to the Executive pursuant to Section 4(a)(iii) and 4(a)(v) and (C) the Executive shall be required to repay the Company, in cash, within five business days after written demand is made therefor by the Company, an amount equal to the value of any benefits received by the Executive pursuant to Section 4(a)(iii) and 4(a)(v) prior to such date.
               (b) Termination on Account of Death or Disability; Non-Qualifying Termination. (i) In the event of any termination of Executive’s employment other than a Qualifying Termination, the Executive shall not be entitled to any additional payments or benefits from the Company under this Agreement, other than payments or benefits with respect to the Accrued Rights.
               (ii) For purposes of this Agreement, the Executive shall be deemed to have a “Disability” in the event of the Executive’s absence for a period of 180 consecutive business days as a result of incapacity due to a physical or mental condition, illness or injury which is determined to be total and permanent by a physician mutually acceptable to the Company and the Executive or the Executive’s legal representative (such acceptance not to be unreasonably withheld) after such physician has completed an examination of the Executive. The Executive agrees to make himself available for such examination upon the reasonable request of the Company, and the Company shall be responsible for the cost of such examination.

               SECTION 5. Certain Additional Payments by the Company.
               (a) Notwithstanding anything in this Agreement to the contrary and except as set forth below, in the event it shall be determined that any Payment that is paid or payable during the term of this Agreement would be subject to the Excise Tax, the Executive shall be entitled to receive an additional payment (a “280G Gross-Up Payment”) in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income and employment taxes and Excise Taxes imposed upon the 280G Gross-Up Payment, the Executive retains an amount of the 280G Gross-Up Payment equal to the Excise Tax imposed upon such Payments. The Company’s obligation to make 280G Gross-Up Payments under this Section 5 shall not be conditioned upon the Executive’s termination of employment and shall survive and apply after the Executive’s termination of employment. Notwithstanding the foregoing provisions of this Section 5(a), if it shall be determined that the Executive is entitled to a 280G Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount that could be paid to the Executive without giving rise to any Excise Tax (the “Safe Harbor Amount”), then no 280G Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount. If such a reduction is necessary, the Payments shall be reduced in the following order: (i) the Payments payable under Section 4(a)(i) (severance), (ii) the Payments payable under Section 4(a)(ii) (prorated annual bonus), (iii) any other cash Payments, (iv) the Payments payable under Section 4(a)(iii) (welfare benefit continuation) and (v) the accelerated vesting under Section 3.
               (b) Subject to the provisions of Section 5(c), all determinations required to be made under this Section 5, including whether and when a 280G Gross-Up Payment is required, the amount of such 280G Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made in accordance with the terms of this Section 5 by a nationally recognized certified public accounting firm that shall be designated by the Executive (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. For purposes of determining the amount of any 280G Gross-Up Payment, the Executive shall be deemed to pay Federal income tax at the highest marginal rate applicable to individuals in the calendar year in which any such 280G Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest marginal rates applicable to individuals in the state or locality of the Executive’s residence or place of employment in the calendar year in which any such 280G Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes that can be obtained from deduction of state and local taxes, taking into account limitations applicable to individuals subject to Federal income tax at the highest marginal rate. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any 280G Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five business days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall so indicate to the Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code, at the time of the initial determination by the Accounting Firm hereunder, it is possible that 280G Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be paid by the Company to the Executive within five business days of the receipt of the Accounting Firm’s determination.
               (c) The Executive shall notify the Company in writing of any written claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a 280G Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten business days after the Executive is informed in writing of such claim. Failure to give timely notice shall not prejudice the Executive’s right to 280G Gross-Up Payments and rights of indemnity under this Section 5. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order effectively to contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional income taxes, interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest or penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claim on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided, however, that (A) if the Company pays the tax claim on behalf of the Executive and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment and (B) if such contest results in any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due, such extension must be limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the 280G Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
               (d) If, after the payment by the Company of any tax claim pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(c)) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the payment by the Company of any tax claim pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of the 30 day period after such determination, then the amount the Company paid in respect of such claim shall offset, to the extent thereof, the amount of 280G Gross-Up Payment required to be paid.
               (e) Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any 280G Gross-up Payments be made by the Company to the Executive under this Section 5 after the end of the Executive Tax Year following the Executive Tax Year in which the Executive remits the taxes for which such 280G Gross-up Payment is required to be made under this Section 5, and (ii) no other payments will be made by the Company to the Executive under this Section 5 with respect to any audit or litigation relating to any 280G Gross-Up Payment or Excise Tax or other taxes after the Executive Tax Year following the Executive Tax Year in which the taxes that are the subject of the audit or litigation referred to in this Section 5 are remitted to the taxing authority, or where, as a result of such audit or litigation, no taxes are remitted, the end of the Executive Tax Year following the Executive Tax Year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
               SECTION 6. Section 409A.
               (a) It is intended that the provisions of this Agreement comply with Section 409A of the Code, as amended, and the regulations thereunder as in effect from time to time (collectively, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted either to (i) exempt any compensation from the application of

Section 409A, or (ii) comply with the requirements for avoiding taxes or penalties under Section 409A.
               (b) Neither the Executive nor any creditor or beneficiary of the Executive shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its Affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of the Executive under any Company Plan may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its Affiliates.
               (c) If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (i) the Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A to avoid taxes or penalties under Section 409A, then the Company (or an Affiliate thereof, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.
               SECTION 7. No Mitigation or Offset; Enforcement of this Agreement. (a) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as otherwise expressly provided for in this Agreement, such amounts shall not be reduced whether or not the Executive obtains other employment.
               (b) The Company shall reimburse, upon the Executive’s demand, any and all reasonable legal fees and expenses that the Executive may incur in good faith prior to the second anniversary of the expiration of the term of this Agreement as a result of any contest, dispute or proceeding (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof and including all stages of any contest, dispute or proceeding) by the Company, the Executive or any other Person with respect to the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive regarding the amount of any payment owed pursuant to this Agreement), and shall indemnify and hold the Executive harmless, on an after-tax basis, for any tax

(including Excise Tax) imposed on the Executive as a result of payment by the Company of such legal fees and expenses. Notwithstanding anything to the contrary in this Agreement, (i) any reimbursement for any fees and expenses under this Section 7 shall be made promptly and no later than the end of the Executive Tax Year following the Executive Tax Year in which the fees or expenses are incurred, (ii) the amount of fees and expenses eligible for reimbursement under this Section 7 during any Executive Tax Year shall not affect the fees and expenses eligible for reimbursement in another Executive Tax Year, (iii) no right to reimbursement under this Section 7 shall be subject to liquidation or exchange for any other payment or benefit, and (iv) no tax gross up payments shall be made by the Company under this Section 7 after the end of the Executive Tax Year following the Executive Tax Year in which the related taxes are remitted.
               SECTION 8. Non-Exclusivity of Rights. Except as specifically provided in Section 4(a)(i), nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, practice, policy or program provided by the Company or a Subsidiary for which the Executive may qualify, nor shall anything in this Agreement limit or otherwise affect any rights the Executive may have under any contract or agreement with the Company or a Subsidiary. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any incentive compensation (including any equity award agreement), deferred compensation retirement, pension or other plan, practice, policy or program of, or any contract or agreement with, the Company or a Subsidiary shall be payable in accordance with the terms of each such plan, practice, policy, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.
               SECTION 9. Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.
               SECTION 10. Assignment. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.
               (b) Notwithstanding the foregoing Section 10(a), this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, should there be no such designee, to the Executive’s estate.
               (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. If there shall be a Successor, (i) the term “Company” shall mean the Company as hereinbefore defined and any Successor and any permitted assignee to which this Agreement is assigned and (ii) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any Successor and any permitted assignee to which this Agreement is assigned.
               SECTION 11. Dispute Resolution. (a) Except as otherwise specifically provided herein, the Executive and the Company each hereby irrevocably submit to the exclusive jurisdiction of the United States District Court of Delaware (or, if subject matter jurisdiction in that court is not available, in any state court located within the city of Wilmington, Delaware) over any dispute arising out of or relating to this Agreement. Except as otherwise specifically provided in this Agreement, the parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 11(a); provided, however, that nothing herein shall preclude the Company or the Executive from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 11 or enforcing any judgment obtained by the Company or the Executive.
               (b) The agreement of the parties to the forum described in Section 11(a) is independent of the law that may be applied in any suit, action or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection that they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 11(a), and the parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 11(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.
               (c) The parties hereto irrevocably consent to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 18.
               (d) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 11(d).

               SECTION 12. Default in Payment. Any payment not made within ten business days after it is due in accordance with this Agreement shall thereafter bear interest, compounded annually, at the prime rate in effect from time to time at Citibank, N.A., or any successor thereto. Such interest shall be payable at the same time as the corresponding payment is payable.
               SECTION 13. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.
               SECTION 14. Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Executive and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Except as provided in Section 1(t), no failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not set forth expressly in this Agreement.
               SECTION 15. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon any such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
               SECTION 16. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.
               SECTION 17. Survival. The rights and obligations of the parties under the provisions of this Agreement, including Sections 5, 7 and 12, shall survive and remain binding and enforceable, notwithstanding the expiration of the Protection Period or the term of this Agreement, the termination of the Executive’s employment with the Company for any reason or any settlement of the financial rights and obligations arising from the Executive’s employment hereunder, to the extent necessary to preserve the intended benefits of such provisions.
               SECTION 18. Notices. All notices or other communications required or permitted by this Agreement will be made in writing and all such notices or communications will be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, AZ 85281
Attention: Corporate Secretary

If to the Executive:	To the Executive’s then current address on file with the Company or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
               SECTION 19. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.
               SECTION 20. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
               SECTION 21. Interpretation. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

               SECTION 22. Time of the Essence. The parties hereto acknowledge and agree that time is of the essence in the performance of the obligations of this Agreement and that the parties shall strictly adhere to any timelines herein.
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               IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

FIRST SOLAR, INC.,

By:	/s/ Michael J. Ahearn

Name: Michael J. Ahearn
Title: Chief Executive Officer
and Chairman

EXECUTIVE,

/s/ Jens Meyerhoff
Jens Meyerhoff

Exhibit B
NON-COMPETITION AND NON-SOLICITATION AGREEMENT
     In consideration of Employee’s (as defined below) ongoing at-will employment with Employer (as defined below) or one of its subsidiary companies, the compensation and benefits provided to me including those set forth in a separate Employment Agreement, Relocation Agreement, Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”), Change in Control Agreement (the “Change in Control Agreement”) and Employer’s agreement to provide Employee with access to Employer’s confidential information, intellectual property and trade secrets, access to its customers and other promises made below, Employee enters into the following non-competition and non-solicitation agreement:
     This Non-Competition and Non-Solicitation Agreement (“Agreement”) is effective by and between Jens Meyerhoff (“Employee”) and First Solar, Inc. (“Employer”) as of October 31, 2006.
     Whereas, Employee desires to be employed by Employer and Employer has agreed to employ Employee in the position of Chief Financial Officer, or such other position as Employer may from time to time determine;
     Whereas, because of the nature of Employee’s duties, in the performance of such duties, Employee will have access to and will necessarily utilize sensitive, secret and proprietary data and information, the value of which derives from its secrecy from Employer’s competitors, which, like Employer, sell products and services throughout the world;
     Whereas, Employee and Employer acknowledge and agree that Employee’s conduct in the manner prohibited by this Agreement during, or for the period specified in this Agreement following the termination of Employee’s employment with Employer, would jeopardize Employer’s Confidential Information (as defined in the Confidentiality Agreement) and the goodwill the Employer has developed and generated over a period of years, and would cause Employer to experience unfair competition and immediate, irreparable harm; and
     Whereas, in consideration of Employer’s hiring Employee, Employee therefore has agreed to the terms of This Agreement, the Employment Agreement, the Confidentiality Agreement, the Change in Control Agreement, the Relocation Agreement and specifically to the restrictions contained herein.
     Therefore, Employee and Employer hereby agree as follows (THE FOLLOWING ARE IMPORTANT RESTRICTIONS TO WHICH EMPLOYEE AGREES IN ORDER TO INDUCE EMPLOYER TO RETAIN EMPLOYEE AND WHICH, ONCE EMPLOYEE SIGNS THIS AGREEMENT, ARE BINDING ON EMPLOYEE. BY SIGNING THIS AGREEMENT, EMPLOYEE SIGNIFIES THAT EMPLOYEE HAS READ THESE RESTRICTIONS CAREFULLY BEFORE SIGNING THIS AGREEMENT, UNDERSTANDS THE AGREEMENT’S TERMS, AND ASSENTS TO ABIDE BY THESE RESTRICTIONS.):

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     1. Nature and Period of Restriction. At all times during Employee’s employment and for a period of eighteen months after the termination of employment (for any reason, including discharge or resignation) with Employer (the “Restricted Period”), Employee agrees as follows:
     1.1. Employee agrees not to engage or assist, in any way or in any capacity, anywhere in the Territory (as defined below), either directly or indirectly, (a) in the business of the development, sale, marketing, manufacture or installation that would be in direct competition with of any type of product sold, developed, marketed, manufactured or installed by Employer during Employee’s employment with Employer, including photovoltaic modules, or (b) in any other activity in direct competition or that would be in direct competition with the business of Employer as that business exists and is conducted during the Employee’s employment with Employer. In addition and in particular, Employee agrees not to sell, market, provide or distribute, or endeavor to sell, market, provide or distribute, in any way, directly or indirectly, on behalf of Employee or any other person or entity, any products or services competitive with those of Employer to any person or entity which is or was an actual or prospective customer of Employer at any time during Employee’s employment by Employer.
     1.2. “Territory” for purposes of this Agreement means North America.
     1.3. Employee agrees not to solicit, recruit, hire, employ or attempt to hire or employ, or assist any other person or entity in the recruitment or hiring of, any person who is an employee of Employer, and agrees not to otherwise urge, induce or seek to induce any person to terminate his or her employment with Employer.
     1.4. The parties understand and agree that the restrictions set forth in the paragraphs in this Section 1 also extend to Employee’s recommending or directing any such actual or prospective customers to any other competitive concerns, or assisting in any way any competitive concerns in soliciting or providing products or services to such customers, whether or not Employee personally provides any products or services directly to such customers. For purposes of this Agreement, a prospective customer is one that Employer solicited or with which Employer otherwise sought to engage in a business transaction during the time that Employee is or was employed by Employer.
     1.5. Employee and Employer acknowledge and agree that Employer has expended substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships, trade secrets and goodwill and to build an effective organization and that Employer has a legitimate business interest and right in protecting those assets as well as any similar assets that Employer may develop or obtain. Employee and Employer acknowledge that Employer is entitled to protect and preserve the going concern value of Employer and its business and trade secrets to the extent permitted by law. Employee acknowledges and agrees the restrictions imposed upon Employee under this Agreement are reasonable and necessary for the protection of Employer’s legitimate interests, including Employer’s Confidential Information, intellectual property, trade secrets and goodwill. Employee and Employer acknowledge that Employer is engaged in a highly competitive

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business, that Employee is expected to serve a key role with Employer, that Employee will have access to Employer’s Confidential Information, that Employer’s business and customers and prospective customers are located around the world, and that Employee could compete with Employer from virtually any location in the world. Employee acknowledges and agrees that the restrictions set forth in this Agreement do not impose any substantial hardship on Employee and that Employee will reasonably be able to earn a livelihood without violating any provision of this Agreement. Employee acknowledges and agrees that part of the consideration for the restrictions in this Section 1 consists of Employer’s agreement to make severance payments as set forth in the separate Employment Agreement between Employer and Employee.
     1.6. Employee agrees to comply with each of the restrictive covenants contained in this Agreement in accordance with its terms, and Employee shall not, and hereby agrees to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the restrictive covenants contained in this Agreement.
     2. Notice by Employee to Employer. During the Restricted Period, prior to engaging in any activities prohibited by the above paragraphs, or prior to accepting any position or employment which would be so prohibited, Employee agrees to provide at least thirty (30) days’ prior written notice (by certified mail) to Employer in accordance with Section 6, stating the description of the activities or position sought to be undertaken by Employee, and to provide such further information as Employer may reasonably request in connection therewith (including the location where the services would be performed and the present or former customers or employees of Employer anticipated to receive such products or services). Employer shall be free to object or not to object in its unfettered discretion, and the parties agree that any actions taken or not taken by Employer with respect to any other employees or former employees shall have no bearing whatsoever on Employer’s decision or on any questions regarding the enforceability of any of these restraints with respect to Employee.
     3. Notice to Subsequent Employer. Prior to accepting employment with any other person or entity during the Restricted Period, Employee shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered promptly to Employer in accordance with Section 6.
     4. Extension of Non-Competition Period in the Event of Breach. It is agreed that the Restricted Period shall be extended by an amount of time equal to the amount of time during which Employee is in breach of any of the restrictive covenants set forth above.
     5. Judicial Reformation to Render Agreement Enforceable. If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement are for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language, including reducing any time or geographic area, so as to render them valid and enforceable to the fullest extent allowed by law. If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law. Employer and Employee agree that the invalidity or unenforceability of any provision of this Agreement shall not affect the remainder of this Agreement.

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     6. Notice. All documents, notices or other communications that are required or permitted to be delivered or given under this Agreement shall be in writing and shall be deemed to be duly delivered or given when received.

If to Employer:	First Solar, Inc.
4050 East Cotton Center Boulevard
Building 6, Suite 68
Phoenix, Arizona 85040
Attention: Chief Executive Officer and General Counsel
Fax: (602) 414-9400

If to Employee:

Fax:

     7. Enforcement. Except as expressly stated herein, the covenants contained in this Agreement shall be construed as independent of any other provision or covenants of any other agreement between Employer and Employee, and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, or the actions of Employer with respect to enforcement of similar restrictions as to other employees, shall not constitute a defense to the enforcement by Employer of such covenants. Employee acknowledges and agrees that Employer has invested great time, effort and expense in its business and reputation, that the products and information of the Employer are unique and valuable, and that the services performed by Employee are unique and extraordinary, and Employee agrees that the Employer will suffer immediate, irreparable harm and shall be entitled, upon a breach or a threatened breach of this Agreement, to emergency, preliminary, and permanent injunctive relief against such activities, without having to post any bond or other security, and in addition to any other remedies available to Employer at law or equity. Any specific right or remedy set forth in this Agreement, legal, equitable or otherwise, shall not be exclusive but shall be cumulative upon all other rights and remedies allowed or by law, including the recovery of money damages. The failure of Employer to enforce any of the provisions of this Agreement, or the provisions of any agreement with any other Employee, shall not constitute a waiver or limit any of Employer’s rights.
     8. At-Will Employment; Termination. This Agreement does not alter the at-will nature of Employee’s employment by Employer, and Employee’s employment may be terminated by either party, with or without notice and with or without cause, at any time. In addition to the foregoing provisions of this Agreement, upon Employee’s termination, Employee shall cease all identification of Employee with Employer and/or the business, products or services of Employer, and the use of Employer’s name, trademarks, trade name or fictitious name. All provisions, obligations, and restrictions in this Agreement shall survive termination of Employee’s employment with Employer.

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     9. Choice of Law, Choice of Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws. Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation, or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Maricopa County, Arizona. In any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys’ fees. The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury. The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible. Each party’s agreements in this Section 9 are made in consideration of the other party’s agreements in this Section 9, as well as in other portions of this Agreement.
     10. Entire Agreement, Modification and Assignment.
     10.1. This Agreement, the Employment Agreement, the Confidentiality Agreement, the Change in Control Agreement and the Relocation Agreement comprise the entire agreement relating to the subject matter hereof between the parties and supersedes, cancels, and annuls any and all prior agreements or understandings between the parties concerning the subject matter of the Agreement.
     10.2. This Agreement may not be modified orally but may only be modified in a writing executed by both Employer and Employee.
     10.3. This Agreement shall inure to the benefit of Employer, its successors and assigns, and may be assigned by Employer. Employee’s rights and obligations under this Agreement may not be assigned by Employee.
     11. Construction. As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

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     IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the day and year first written above.

EMPLOYER:	EMPLOYEE:

First Solar, Inc.

By: /s/ Michael J. Ahearn	/s/ Jens Meyerhoff

Its: CEO
Printed Name: Michael J. Ahearn

Exhibit C
First Solar, Inc.
Confidentiality and Intellectual Property Agreement

Employee:	Jens Meyerhoff

Place of Signing:	Phoenix, Arizona

Date: October 31, 2006
In consideration of my ongoing at-will employment with First Solar, Inc. or one of its subsidiary companies (collectively, the “Company”), for the compensation and benefits provided to me, and for the Company’s agreement to provide me with access to experience, knowledge, and Confidential Information (as defined below) gained by me in the course of such employment relating to the methods, plans, and operations of the Company and its suppliers, clients, and customers I enter into the following Confidentiality and Intellectual Property Agreement (the “Agreement”) and agree as follows:
     1. Except for any items I have identified and described in a writing given to the Company and acknowledged in writing by an officer of the Company on or before the date of this Agreement, which items are specifically excluded from the operation of the applicable provisions hereof, I do not own, nor have any interest in, any patents, patent applications, inventions, improvements, methods, discoveries, designs, trade secrets, copyrights, and/or other patentable or proprietary rights.
     2. I will promptly and fully disclose to the Company all developments, inventions, ideas, methods, discoveries, designs, and innovations (collectively referred to herein as “Developments”), whether patentable or not, relating wholly or in part to my work for the Company or resulting wholly or in part from my use of the Company’s materials or facilities, which I may make or conceive, whether or not during working hours, whether or not using the Company’s materials, whether or not on the Company facilities, alone or with others, at any time during my employment or within ninety (90) days after termination thereof, and I agree that all such Developments shall be the exclusive property of the Company, and that I shall have no proprietary or shop rights in connection therewith.
     3. I will assign, and do hereby assign, to the Company or the Company’s designee, my entire right, title and interest in and to all such Developments including all trademarks, copyrights, moral rights and mask work rights in or relating to such Developments, and any patent applications

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filed and patents granted thereon including those in foreign countries; and I agree, both during my employment by the Company and thereafter, to execute any patent or other papers deemed necessary or appropriate by the Company for filing with the United States or any other country covering such Developments as well as any papers that the Company may consider necessary or helpful in obtaining or maintaining such patents during the prosecution of patent applications thereon or during the conduct of any interference, litigation, or any other matter in connection therewith, and to transfer to the Company any such patents that may be issued in my name. If, for some reason, I am unable to execute such patent or other papers, I hereby irrevocably designate and appoint the Company and its designees and their duly authorized officers and agents, as the case may be, as my agent and attorney in fact to act for and in my behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing. I agree to cooperate with and assist the Company as requested by the Company to provide documentation reflecting the Company’s sole and complete ownership of the Developments. All expenses incident to the filing of such applications, the prosecution thereof and the conduct of any such interference, litigation, or other matter will be borne by the Company. This Section 3 shall survive the termination of this Agreement.
     4. Subject to Section 5 below, I will not, either during my employment with the Company or at any time thereafter, use, disclose or authorize, or assist anyone else to disclose or use or make known for anyone’s benefit, any information, knowledge or data of the Company or any supplier, client, or customer of the Company in any way acquired by me during or as a result of my employment with the Company, whether before or after the date of this Agreement, (hereinafter the “Confidential Information”). Such Confidential Information shall include the following:
     (a) Information of a business nature including financial information and information about sales, marketing, purchasing, prices, costs, suppliers and customers;
     (b) Information pertaining to future developments including research and development, new product ideas and developments, strategic plans, and future marketing and merchandising plans and ideas;
     (c) Information and material that relate to the Company’s manufacturing methods, machines, articles of manufacture, compositions, inventions, engineering services, technological developments, “know-how”, purchasing, accounting, merchandising and licensing;
     (d) Trade secrets of the Company, including information and material with respect to the design, construction, capacity or method of operation of the Company’s equipment or products and information regarding the Company’s customers and sales or marketing efforts and strategies;
     (e) Software in various stages of development (source code, object code, documentation, diagrams, flow charts), designs, drawings, specifications, models, data and customer information; and

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     (f) Any information of the type described above that the Company obtained from another party and that the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.
     5. It is understood and agreed that the term “Confidential Information” shall not include information which is generally available to the public, other than through any act or omission on the part of Employee in breach of this Agreement.
     6. I acknowledge (a) that such Confidential Information derives its value to the Company from the fact that it is maintained as confidential and secret and is not readily available to the general public or the Company’s competitors; (b) that the Company undertakes great effort and sufficient measures to maintain the confidentiality and secrecy of such information; and (c) that such Confidential Information is protected and covered by this Agreement regardless of whether or not such Confidential Information is a “trade secret” under applicable law. I further acknowledge and agree that the obligations and restrictions herein are reasonable and necessary to protect the Company’s legitimate business interests, and that this Agreement does not impose an unreasonable or undue burden on me and will not prevent me from earning a livelihood subsequent to the termination of my employment. I agree to comply with each of the restrictive covenants contained in this Agreement in accordance with its terms, and will not, and I hereby agree to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the restrictive covenants contained in this Agreement.
     7. I will deliver to the Company promptly upon request, and, in any event, on the date of termination of my employment, all documents, copies thereof and other materials in my possession, including any notes or memoranda prepared by me, pertaining to the business of the Company, whether or not including any Confidential Information, and thereafter will promptly deliver to the Company any documents and copies thereof pertaining to the business of the Company that come into my possession.
     8. I represent that I have no agreements with or obligations to others with respect to any innovations, developments, or information that could conflict with any of the foregoing.
     9. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any of the other provisions of this Agreement. Any invalid or unenforceable provision or portion thereof shall be deemed severable to the extent of any such invalidity or unenforceability. The restrictions contained in this Agreement are reasonable for the purpose of preserving for the Company and its affiliates the proprietary rights, intangible business value and Confidential Information of the Company and its affiliates. If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement is for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language so as to render it valid and enforceable to the fullest extent allowed by law. If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law.

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     10. I agree that any breach or threatened breach by me of any of the provisions in this Agreement cannot be remedied solely by the recovery of damages. I expressly agree that upon a threatened breach or violation of any of such provisions, the Company, in addition to all other remedies, shall be entitled as a matter of right, and without posting a bond or other security, to emergency, preliminary, and permanent injunctive relief in any court of competent jurisdiction. Nothing herein, however, shall be construed as prohibiting the Company from pursuing, in concert with an injunction or otherwise, any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.
     11. This Agreement is made in consideration of my continued employment by the Company. I understand that the Company is under no obligation to employ me for any duration and that my employment with the Company is terminable at the will of the Company or at my will at any time and for any reason and without notice.
     12. Upon termination of my employment with the Company, I shall, if requested by the Company, reaffirm my recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and reaffirm all of my obligations set forth herein. The provisions, obligations, and restrictions in this Agreement shall survive the termination of my employment, and will be binding on me whether or not the Company requests a re-affirmation.
     13. This Agreement, my Employment Agreement with the Company (the “Employment Agreement”), the Noncompetition Agreement (as defined in the Employment Agreement), the Change in Control Agreement (as defined in the Employment Agreement) and the Relocation Agreement (as defined in the Employment Agreement)” represent the full and complete understanding between me and the Company with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written regarding such subject matter. This Agreement may not be changed, modified, released, discharged, abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by both the Company and Employee. My obligations under this Agreement shall be binding upon my heirs, executors, administrators, or other legal representatives or assigns, and this Agreement shall inure to the benefit of the Company, its successors, and assigns.
     14. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to principles of conflict of laws. Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation, or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Maricopa County, Arizona. In any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys’ fees. The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury. The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible. Each party’s agreements in this Section 14 are made in consideration of the other party’s agreements in this Section 14, as well as in other portions of this Agreement.
     15. As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires

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otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

Signed:	/s/ Jens Meyerhoff

Employee

Agreed to by First Solar, Inc.

	By:	/s/ Michael J. Ahearn

	Its:	CEO

Exhibit D
SEPARATION AGREEMENT AND RELEASE
I. Release. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding himself/herself, his/her heirs, executors, administrators and assigns, does hereby release and forever discharge First Solar, Inc., a Delaware corporation (the “Company”), and its present and former officers, directors, executives, agents, employees, affiliated companies, subsidiaries, successors, predecessors and assigns (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including but not limited to, the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and any other equivalent or similar Federal, state, or local statute; provided, however, that nothing herein shall release the Company (a) from its obligations under that certain [Employment Agreement] [Change in Control Severance Agreement] to which the undersigned is a party and pursuant to which this Separation Agreement and Release is being executed and delivered, (b) from any claims by the undersigned arising out of any director and officer indemnification or insurance obligations in favor of the undersigned, (c) from any director and officer indemnification obligations under the Company’s by-laws and (d) from any claim under the First Solar, Inc. 401(k) Plan. The undersigned understands that, as a result of executing this Separation Agreement and Release, he/she will not have the right to assert that the Company or any other Released Party unlawfully terminated his/her employment or violated any of his/her rights in connection with his/her employment or otherwise.
The undersigned affirms that he/she has not filed, caused to be filed, or presently is a party to any Claim, complaint or action against any Released Party in any forum or form and that he/she knows of no facts which may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency, group, or class persons. The undersigned further affirms that he/she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he/she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to him/her from the Company and its subsidiaries, except as specifically provided in this Separation

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Agreement and Release. The undersigned furthermore affirms that he/she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned will request such agency or court to withdraw the matter.
The undersigned further declares and represents that he/she has carefully read and fully understands the terms of this Separation Agreement and Release and that he/she has been advised and had the opportunity to seek the advice and assistance of counsel with regard to this Separation Agreement and Release, that he/she may take up to and including 21 days from receipt of this Separation Agreement and Release, to consider whether to sign this Separation Agreement and Release, that he/she may revoke this Separation Agreement and Release within seven calendar days after signing it by delivering to the Company written notification of revocation, and that he/she knowingly and voluntarily, of his/her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as his own free act.
[To effect a full and complete general release as described above, the undersigned expressly waives and relinquishes all rights and benefits of Section 1542 of the Civil Code of the State of California, and the undersigned does so understanding and acknowledging the significance and consequence of specifically waiving Section 1542. Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
Thus, notwithstanding the provisions of Section 1542, and to implement a full and complete release and discharge of the Released Parties, the undersigned expressly acknowledges this Separation Agreement and Release is intended to include in its effect, without limitation, all Claims the undersigned does not know or suspect to exist in the undersigned’s favor at the time of signing this Separation Agreement and Release, and that this Separation Agreement and Release contemplates the extinguishment of any such Claim or Claims.]1
II. Protected Rights. The Company and the undersigned agree that nothing in this Separation Agreement and Release is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”) or to exercise any other right that cannot be waived under applicable law. The undersigned

[1]	Only include for employees who were employed by the Company or its subsidiaries in California.

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is releasing, however, his/her right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on his/her behalf. Further, should the EEOC or any other agency obtain monetary relief on his/her behalf, the undersigned assigns to the Company all rights to such relief.
III. Equitable Remedies. The undersigned acknowledges that a violation by the undersigned of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its subsidiaries in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the undersigned agrees that, notwithstanding any provision of this Separation Agreement and Release to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have.
IV. Return of Property. The undersigned shall return to the Company on or before [10 DAYS AFTER TERMINATION DATE], all property of the Company in the undersigned’s possession or subject to the undersigned’s control, including without limitation any laptop computers, keys, credit cards, cellular telephones and files. The undersigned shall not alter any of the Company’s records or computer files in any way after [TERMINATION DATE].
V. Severability. If any term or provision of this Separation Agreement and Release is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Separation Agreement and Release shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Separation Agreement and Release is not affected in any manner materially adverse to any party.
VI. GOVERNING LAW. THIS SEPARATION AGREEMENT AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF DELAWARE, AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

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Effective on the eighth calendar day following the date set forth below.

FIRST SOLAR, INC.,

by

Name:
Title:

EMPLOYEE,

Jens Meyerhoff
Date
Signed:

Exhibit E
RELOCATION MEMO

Date:	October 31, 2006

To:	Jens Meyerhoff

Position:	Chief Financial Officer

Date of Hire:	May 22, 2006
RELOCATION AGREEMENT
The following constitutes those expenses that First Solar, LLC (the Company) will reimburse with regards relocation. Direct all questions and report all expenses related to relocation to, Tisha Viera, Sr. HR Representative, ext 7621.
A. Associates have up to one year from date of hire to complete the relocation process.
B. Travel Expenses — Reimbursable
1.	Home Finding Trips:

Associates and spouse (if applicable) are allowed a total of two round trips to Phoenix for the purpose of selecting a new residence. The number of days reimbursed for Home Finding will not exceed a total of eight (8) days and eight (8) nights at the relocation destination. Costs related to round trip transportation, lodging, car rental and reasonable meals will be reimbursed.

2.	Initial Trip to Phoenix: Associates will be reimbursed for the initial trip to report for work at First Solar.

3.	Final Move:

First Solar will reimburse all actual and reasonable expenses of transporting the Associate and family (if applicable) to Phoenix. Reimbursable expenses include transportation as well as lodging and meal costs.

4.	Trips home: First Solar will reimburse up to two (2) trips home per month from the date of hire up to three (3) months.

5.	Travel Expenses: Reimbursable travel expenses will include the following:

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a)	Air — Coach/Tourist Class

b)	Auto — mileage allowance at the current company rate of 40.5 cents per mile plus tolls. Reasonable allowable time will be computed on the basis of 350 miles travel per day.

c)	Taxicab, bus, and other like transportation expenses d) Reasonable and actual cost of meals and lodging e) Reasonable telephone, and parking expenses

f)	Gratuities given in connection with transportation, meals and lodging
C. Transportation of Household Goods:
First Solar will contract with a household goods carrier who will pack, transport and unpack belongings. First Solar will pay for all reasonable charges for packing at origin, one pickup at origin, one (1) delivery at destination and unpacking within the guidelines that follow:
1.	Moving Expenses — Allowable
a)	Transport of household and personal effects.

b)	Costs of transporting one automobile. Second vehicle is driven to final destination.

c)	Costs related to packing/loading/unloading /unpacking of goods during a normal Monday through Friday workweek.

d)	Fees for preparation, service and normal reinstallation of appliances.

e)	Insurance of household goods both in transit and while goods are in storage.

f)	Storage of household goods not to exceed a maximum of 60 days.

g)	If household goods are packed prior to scheduled date of departure, reasonable meals and lodging at the old location will be reimbursed for Associate and members of immediate family up to one (1) day and one (1) night.
D. Temporary Living Expenses
Lodging — First Solar will reimburse for reasonable accommodations for 30 days after date of hire in Perrysburg, (Ohio) (Phoenix).
E. Expenses — Sale of a Primary Residence
1.	Reimbursed expenses — The following items will be reimbursed in the sale of residence:
a) b)	Real estate brokerage fees (not to exceed 6%) Closing fees

c)	Transfer tax

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d)	Deed stamps

e)	Title/abstract extension

f)	Special assessment search

g)	Tax search

h)	Other fees
1)	Appraisal fee

2)	Escrow fees

3)	Recording and release fees

4)	Legal fees

5)	Survey fee

6)	Notary fees

7)	Express or courier fees

8)	Document preparation fees
F. Expenses — Purchase of a Primary Residence
The following closing costs will be reimbursed:
1) 2) 3) 4) 5) 6) 7)	Mortgage origination fee — not to exceed 1% (points are not reimbursed)

Legal fees

Mortgage approval and credit rating fees

Fees for examination of title and/or lender title insurance policy

Recording fees

Appraisal fees

Survey expense

8)	Home inspection fees including termite, water/well, septic, structural, radon gas and asbestos inspection fees

9)	Owner’s title insurance
G. Tax Implications of Relocation
For the relocation expense reimbursements and payments made on behalf of the Associate that are considered income, are not deductible, and, are added to your earnings, First Solar will provide a tax gross-up to reimburse you for the tax impact of your relocation on your federal, state, local and FICA tax liabilities.